Exhibit 99.1

LEAPFROG ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS

EMERYVILLE, California—August 1, 2007—LeapFrog Enterprises, Inc. (NYSE:LF), a leading developer of technology-based learning products, today announced financial results for the second quarter ended June 30, 2007. For the second quarter of 2007, the company reported net sales of $56.0 million and a net loss of $28.0 million, or $0.44 per share compared to a net loss of $25.7 million or $0.41 per share for the second quarter 2006. Operating loss improved to a loss of $30.4 million for the second quarter 2007 compared to a loss from operations of $34.6 million for the second quarter 2006. Cash and investments totaled $153.8 million at June 30, 2007.

“The first half of the year and the second quarter came in on plan,” said Jeffrey G. Katz, president and chief executive officer of LeapFrog. “We continue to focus on better execution at retail while placing a big emphasis on our new product launches this fall and in 2008. We’re on track with our plans to relaunch our once substantial reading business next year, grow our successful educational gaming business, and strengthen our infant business as well. We have also begun implementing a series of initiatives to ensure that our growth over the next few years translates into solid earnings. These initiatives, which are geared toward driving operational efficiencies and reducing costs, will begin to take effect immediately and will be realized over the next 12 months.”

Second Quarter 2007 Financial Results

Net Sales

Net sales for the quarter ended June 30, 2007 were $56.0 million, compared to $68.1 million for the quarter ended June 30, 2006, a decrease of 17.8%. Consistent with the company’s previously described strategy, the decrease in net sales was driven primarily by lower sales of products being phased out. Sales declined in the SchoolHouse segment reflecting the impact of the previously announced SchoolHouse reorganization.

Segment Results

Net sales from the U.S. Consumer segment totaled $31.9 million for the second quarter 2007, compared with $40.3 million for the second quarter 2006. Net sales from the International segment totaled $13.9 million for the second quarter 2007, compared with $14.9 million for the second quarter 2006. Net sales from the SchoolHouse segment totaled $10.2 million for the second quarter 2007, compared with $12.9 million for the second quarter 2006.

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LeapFrog Enterprises, Inc.

Gross Profit and Gross Margin

Despite lower sales, gross profit improved to $20.3 million for the second quarter 2007 compared to $17.1 million for the second quarter 2006 as a result of higher gross margins. Gross margin for the quarter ended June 30, 2007 increased to 36.2% compared with 25.1% for the second quarter 2006. Lower promotional allowances, inventory reserves, and reserves for defective products contributed to the improvement in gross margin. Gross margins are expected to improve over time as a greater percentage of sales comes from new products as opposed to products that are at the end of their life cycle.

Operating Expenses

Operating expenses decreased 2.0% to $50.7 million for the second quarter 2007, compared to $51.7 million for the second quarter 2006. Selling, general and administrative expense increased 6.9% year-over-year to $29.9 million for the second quarter 2007 driven by higher expenses associated with a new marketing office in Beijing, China, higher patent defense costs and increased bonus and stock-based compensation costs, partially offset by lower costs in the SchoolHouse division. Research and development expense increased 9.0% year-over-year to $14.0 million for the second quarter 2007, primarily due to costs related to the planned new product launches for fall 2007 and 2008. Advertising expense decreased 50.0% year-over-year to $4.2 million for the second quarter 2007, reflecting the Company’s decision to focus advertising spending towards the second half of the year in support of higher seasonal sales and new product introductions.

Provision for Income Tax

Provision for income taxes was $0.4 million for the second quarter 2007 compared with a benefit of $7.9 million for the second quarter 2006. Beginning in the third quarter 2006, the Company recorded a valuation allowance against its domestic deferred tax, which prevents it from recording a current year tax benefit for current U.S. losses.

Net Loss

The company recorded a net loss of $28.0 million, or a net loss of $0.44 per share, for the second quarter 2007, compared to a net loss of $25.7 million, or a net loss of $0.41 per share, for the second quarter 2006. Higher gross profit and lower operating expenses were more than offset by current year inability to record a tax benefit from pre-tax losses, as a result of the valuation allowance referred to above.

Balance Sheet

Inventories, net of allowances, were $103.8 million at June 30, 2007, compared with $73.0 million at December 31, 2006 and $186.1 million at June 30, 2006. Cash and investments totaled $153.8 million at June 30, 2007, compared with $148.1 million at December 31, 2006 and $180.8 million at June 30, 2006.

Outlook

Bill Chiasson, chief financial officer, stated, “So far this year we are making progress in improving our overall gross margin, which increased 11 percentage points in the second quarter 2007 over the second quarter 2006. Gross margin improved to 38.5% for the first half of 2007 compared with 31.1% for the first half of 2006. The primary drivers of this increase were lower discounts and returns, as well as better inventory management resulting from improved supply chain processes.”

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LeapFrog Enterprises, Inc.

LeapFrog reiterated its current expectations for full year 2007 results:

•	LeapFrog expects a modest sales decline from fiscal 2006 sales of $502.3 million.

•	LeapFrog expects an improvement in gross margin compared with 29.3% for 2006 driven by inventory clean-up efforts in 2006 and an improved product mix in 2007.

•

Operating expenses are expected to decline from $271.7 million for 2006 consistent with the expected sales decline. Despite the overall expected decline in operating expenses, the company will continue significant investments in new product development and advertising to promote the LeapFrog brand in preparation for the 2008 new product roll-out, although full-year advertising will be lower than 2006 levels.

•	Net loss is expected to show a significant improvement over 2006.

Conference Call and Webcast

A conference call will be held today, August 1, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to provide further discussion of the results for the second quarter 2007. A live Web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. To participate in the call, please dial (706) 634-0183. A replay of the Web cast will be available on these Web sites through August 1, 2008. A telephone replay is also available through August 31, 2007 at (706) 645-9291; I.D. No. 10274134.

About LeapFrog

LeapFrog Enterprises, Inc., is a leading designer, developer, and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary, and science. In addition, the company has created a broad line of stand-alone educational products for children from birth to 16 years. LeapFrog’s award-winning products are available in six languages at major retailers in more than 35 countries around the world. LeapFrog SchoolHouse’s multisensory products currently reach students in more than 100,000 classrooms across the United States. LeapFrog SchoolHouse is a business division of LeapFrog Enterprises, Inc.

NOTE: LEAPFROG, the LeapFrog Logo and LEAPFROG SCHOOLHOUSE are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including statements regarding expected 2007 financial results such as anticipated sales, margins, expenses and losses; and anticipated 2007 and 2008 product plans. These forward-looking statements involve risks and uncertainties, including the company’s ability to develop and launch new products, services and features on time and at anticipated margin and profit levels, the company’s ability to develop and market products and services that are accepted by consumers, schools and retailers at sales and profit levels to justify the

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LeapFrog Enterprises, Inc.

development investment, the company’s ability to effect business initiatives intended to reduce costs and improve productivity, the company’s ability to manage costs and inventory levels effectively, and the company’s ability to effectively recruit, retain and integrate personnel with capabilities integral to the company’s strategy. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its 2006 annual report on Form 10-K filed on March 8, 2007, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

Contact Information:

Investors:	Media:

Eileen VanEss	Shannon Eis
Investor Relations	Kaplow Communications
(510) 420-5361	(646) 747-3566

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LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30,		December 31,
	2007	2006	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$64,260	$69,749	$67,314
Short-term investments	89,500	111,040	80,784

Accounts receivable, net of allowances of $360, $2,694, and $785 at June 30, 2007 and 2006 and December 31, 2006, respectively	41,804	52,292	141,816

Inventories, net	103,782	186,100	73,020
Prepaid expenses and other current assets	21,482	22,544	23,339
Deferred income taxes	3,959	12,386	1,156

Total current assets	324,787	454,111	387,429

Property and equipment, net	30,846	23,289	27,794
Deferred income taxes	159	24,590	148
Intangible assets, net	25,221	26,732	25,933
Other assets	9,139	10,916	9,137

Total assets	$390,152	$539,638	$450,441

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,368	$62,040	$46,720
Accrued liabilities and deferred revenue	33,550	31,191	50,001
Income taxes payable	1,405	1,489	724

Total current liabilities	86,323	94,720	97,445

Long-term liabilities	22,214	19,570	19,034
Stockholders’ equity:
Class A common stock, par value $0.0001; 139,500 shares authorized; shares issued and outstanding: 35,760; 35,317 and 35,455 at June 30, 2007 and 2006 and December 31, 2006, respectively	4	4	4
Class B common stock, par value $0.0001; 40,500 shares authorized; shares issued and outstanding: 27,614 at June 30, 2007 and 2006 and December 31, 2006, respectively	3	3	3
Treasury stock	(185)	(185)	(185)
Additional paid-in capital	348,712	339,490	343,310
Accumulated other comprehensive income	4,462	2,578	3,122
(Accumulated deficit) retained earnings	(71,381)	83,458	(12,292)

Total stockholders’ equity	281,615	425,348	333,962

Total liabilities and stockholders’ equity	$390,152	$539,638	$450,441

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$55,995	$68,118	$116,919	$134,668
Cost of sales	35,711	51,000	71,932	92,761

Gross profit	20,284	17,118	44,987	41,907

Operating expenses:
Selling, general and administrative	29,909	27,989	62,342	60,836
Research and development	14,032	12,871	28,493	25,311
Advertising	4,223	8,445	9,806	14,603
Depreciation and amortization	2,510	2,418	4,929	4,947

Total operating expenses	50,674	51,723	105,570	105,697

Loss from operations	(30,390)	(34,605)	(60,583)	(63,790)

Interest expense	(66)	(4)	(74)	(103)
Interest income	2,205	2,173	4,439	3,549
Other (expense) income, net	637	(1,245)	417	(784)

Loss before provision for income taxes	(27,614)	(33,681)	(55,801)	(61,128)

(Provision) Benefit for income taxes	(414)	7,935	(2,653)	11,786

Net loss	$(28,028)	$(25,746)	$(58,454)	$(49,342)

Net loss per common share:
Basic and Diluted	$(0.44)	$(0.41)	$(0.92)	$(0.79)

Shares used in calculating net loss per common share:
Basic and Diluted	63,325	62,758	63,280	62,617

LEAPFROG ENTERPRISES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2007	2006
Net loss	$(58,454)	$(49,342)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	8,052	8,146
Amortization	712	842
Unrealized foreign exchange (gain) loss	(2,084)	185
Loss (gain) on disposal of property and equipment	(8)	373
Provision for doubtful accounts	(226)	(180)
Deferred income taxes	(2,814)	(9,666)
Stock-based compensation	4,545	3,837
Investment accretion	(778)	—
Other	(732)	71
Other changes in operating assets and liabilities:
Accounts receivable	100,238	205,635
Inventories	(30,762)	(17,028)
Prepaid expenses and other current assets	1,857	(1,225)
Other assets	(2)	(4,151)
Accounts payable	4,648	(12,289)
Accrued liabilities and deferred revenue	(16,451)	(12,640)
Long-term liabilities	2,311	(407)
Deferred income taxes	233	—
Income taxes payable	681	(292)

Net cash provided by operating activities	10,966	111,869

Investing activities:
Purchases of property and equipment	(11,097)	(7,990)
Purchases of investments	(442,341)	(200,187)
Sale of investments	434,403	112,947

Net cash used in investing activities	(19,035)	(95,230)

Financing activities:
Purchases of treasury stock	—	(37)
Proceeds from the exercise of stock options and employee stock purchase plan	1,588	3,257

Net cash provided by financing activities	1,588	3,220

Effect of exchange rate changes on cash	3,427	1,468

Increase (decrease) in cash and cash equivalents	(3,054)	21,327
Cash and cash equivalents at beginning of period	67,314	48,422

Cash and cash equivalents at end of period	$64,260	$69,749